                                  [KCPL LOGO]

                                                                  August 6, 1996

Dear Shareholder:

    On Friday, August 2, 1996, the United States District Court for the Western District of Missouri ruled that under Missouri law, the KCPL/UtiliCorp merger is subject to the affirmative vote of two-thirds of KCPL's outstanding shares. It has been and, notwithstanding the District Court's decision, it remains KCPL's position that the only KCPL shareholder vote required in connection with the merger is the approval of the issuance of KCPL shares in the merger by a majority of those shares voting at the Special Meeting of KCPL's shareholders.

    Quite frankly, we are both surprised and disappointed with the District Court's ruling, which, if it remains in effect, would permit a relatively small minority (including shares not even voted), to thwart the wishes of the holders of a substantial majority of KCPL shares. Immediately following the Special Meeting, KCPL intends to seek the District Court's authorization to file an immediate appeal on an expedited basis to the United States Court of Appeals for the Eighth Circuit. Additional information summarizing the status of this litigation and certain other information is set forth in a short Proxy Statement Supplement which accompanies this letter. In order to give you the opportunity to consider these very recent developments, we are postponing the Special Meeting of Shareholders until 10:00 a.m., Friday, August 16, 1996. The postponed meeting will be held at the Westin Crown Center Hotel, One Pershing Road, Kansas City, Missouri.

    Obviously, we would have strongly preferred to proceed with the Special Meeting on Wednesday, August 7, as originally scheduled and bring this lengthy process to a conclusion. We recognize that you have received many mailings and telephone calls from both KCPL and Western Resources, and we apologize for any inconvenience this may have caused you. Furthermore, we anticipate that Western Resources will continue to contact you in order to seek your proxy and we urge you not to sign any proxy furnished by Western Resources. We greatly appreciate the support we have received from shareholders for the UtiliCorp merger, and we ask you to show your continued support by voting FOR the KCPL/ UtiliCorp merger on the enclosed WHITE proxy card. Please note that although the enclosed WHITE proxy card continues to refer to the August 7, 1996 Special Meeting, as set forth above and on the accompanying Notice of Postponed Special Meeting, the Special Meeting will now be held on August 16, 1996.

    If you have any questions or need assistance in voting your shares, please call KCPL Investor Relations at 800-245-5275 or our proxy solicitor, D.F. King & Co., Inc., at 800-714-3312.

    Again, thank you for your continued patience and support.

                                          Very truly yours,

                                          /s/ Drue Jennings

                                          Drue Jennings
                                          Chairman of the Board,
                                            President and Chief
                                            Executive Officer

                       KANSAS CITY POWER & LIGHT COMPANY
                                  1201 Walnut
                          Kansas City, Missouri 64106
                            ------------------------

              NOTICE OF POSTPONED SPECIAL MEETING OF SHAREHOLDERS
                                August 16, 1996
                            ------------------------

    Notice is hereby given that a Postponed Special Meeting of Shareholders of Kansas City Power & Light Company ("KCPL") will be held at the Westin Crown Center Hotel, One Pershing Road, Kansas City, Missouri, on Friday, August 16, 1996, commencing at 10:00 a.m., local time (the "Meeting"). At the Meeting, shareholders will be asked to consider and vote upon the following matters, which are more fully described in the June 26, 1996 Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/ Prospectus") which was previously distributed to shareholders, as supplemented by the accompanying Proxy Statement Supplement:

    1. A proposal to approve the issuance (the "Share Issuance") of up to a maximum of 54,000,000 shares of common stock, no par value, of KCPL ("KCPL Common Stock") pursuant to the Amended and Restated Agreement and Plan of Merger by and among KCPL, KC Merger Sub, Inc. ("Sub"), UtiliCorp United Inc. ("UCU") and KC United Corp., dated as of January 19, 1996, as amended and restated as of May 20, 1996 (as amended, the "Merger Agreement"), providing for (i) the merger of Sub with and into UCU, with UCU surviving (the "UCU Merger"), and (ii) immediately thereafter, the merger of UCU, as the corporation surviving the UCU Merger, with and into KCPL, with KCPL surviving (the "Consolidating Merger" and together with the UCU Merger, the "Mergers"). As part of the Consolidating Merger, KCPL, as the corporation surviving in the Consolidating Merger, will be renamed Maxim Energies, Inc. ("Maxim"). Pursuant to the Merger Agreement, each issued and outstanding share of common stock, $1.00 par value per share, of UCU ("UCU Common Stock") will be converted into one share of Maxim Common Stock in the UCU Merger. Each issued and outstanding share of KCPL Common Stock held by KCPL shareholders will remain outstanding after the Mergers (except that each such share shall be referred to as one share of Maxim Common Stock).

    2. A proposal to approve the Maxim Stock Incentive Plan, a copy of which was provided as Annex D to the Joint Proxy Statement/Prospectus.

    3. A proposal to approve the Maxim Management Incentive Compensation Plan (the "Maxim MIC Plan"), a copy of which was provided as Annex E to the Joint Proxy Statement/ Prospectus.

    Only shareholders of record at the close of business on June 26, 1996, will be entitled to notice of and to vote at the Meeting or at any further adjournment or postponement thereof. KCPL shareholders are not entitled to dissenters' rights of appraisal.

    Approval of the Share Issuance is a condition to the consummation of the Mergers. The consummation of the Mergers is also subject to the approval of the holders of UCU Common Stock, certain required regulatory approvals and other conditions. If approved by the shareholders, the Maxim Stock Incentive Plan and the Maxim MIC Plan will be implemented only if the Mergers are consummated.

    YOUR BOARD OF DIRECTORS HAS, BY A UNANIMOUS VOTE, APPROVED THE MERGER AGREEMENT, THE MERGERS AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE SHARE ISSUANCE, FOR APPROVAL OF THE MAXIM STOCK INCENTIVE PLAN AND FOR APPROVAL OF THE MAXIM MIC PLAN.

                                          By Order of the Board of Directors

                                          /s/ Jeanie Sell Latz
                                          Jeanie Sell Latz
                                          SECRETARY
Kansas City, Missouri
August 6, 1996

 YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING WHITE PROXY USING THE ENCLOSED, SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

                       KANSAS CITY POWER & LIGHT COMPANY
                                  1201 WALNUT
                          KANSAS CITY, MISSOURI 64106
                                 (816) 556-2200
                            ------------------------

                           PROXY STATEMENT SUPPLEMENT
                              Dated August 6, 1996
                            ------------------------

    This Proxy Statement Supplement is furnished by the Board of Directors of Kansas City Power & Light Company ("KCPL") in connection with KCPL's Postponed Special Meeting of Shareholders (the "Postponed Special Meeting") scheduled to be held on August 16, 1996 and at any further adjournment or postponement thereof. It amends and supplements, and should be read in conjunction with, the Joint Proxy Statement/Prospectus of KCPL and UtiliCorp United Inc. ("UtiliCorp"), dated June 26, 1996 (the "Joint Proxy Statement/Prospectus").

 THE BOARD OF DIRECTORS OF KCPL URGES YOU TO VOTE FOR THE PROPOSED MERGER WITH UTILICORP. YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD TODAY.

                              RECENT DEVELOPMENTS

    Set forth below is a description of certain very recent significant developments.

Certain Litigation

    As previously disclosed, on May 20, 1996, KCPL commenced litigation captioned KANSAS CITY POWER & LIGHT CO. V. WESTERN RESOURCES, INC., ET AL., C.A. No. 96-0552-CV-W-5 in the United States District Court for the Western District of Missouri, Western Division (the "District Court"), against Western Resources, Inc. ("Western Resources") and Robert L. Rives ("Rives"). In this litigation, KCPL sought a declaratory judgment that the Amended and Restated Agreement and Plan of Merger by and among KCPL, KC Merger Sub Inc., UtiliCorp and KC United Corp., dated as of January 19, 1996, as amended and restated as of May 20, 1996 (the "Merger Agreement"), and the transactions contemplated thereby (collectively, the "Merger") were adopted and may be completed in accordance with Missouri law and are not void, voidable, subject to injunction or rescission based upon any claim that KCPL's directors, officers or agents acted illegally or inequitably in adopting the Merger Agreement. On May 24, 1996, Jack
R. Manson ("Manson"), a shareholder of KCPL, filed a motion to intervene in the above action as a representative of a class consisting of similarly situated KCPL shareholders. On June 7, 1996, this motion to intervene was granted. Manson filed counterclaims against KCPL and each of its directors alleging that KCPL and its directors breached fiduciary duties of care, loyalty and disclosure in responding to Western Resources' acquisition overtures, including their adoption of the Merger Agreement; that their actions in adopting the Merger Agreement were illegal and ULTRA VIRES; that the adoption of the Merger Agreement illegally deprived KCPL shareholders of voting and appraisal rights under Missouri law; and that the adoption of the Merger Agreement was a disproportionate response to Western Resources' acquisition offer.

    On June 7, 1996, Western Resources and Rives answered the complaint in the above action and asserted two counterclaims against KCPL, alleging that the Merger Agreement is illegal under Missouri law because it does not require approval of two-thirds of all outstanding KCPL shares and does not provide dissenters' rights to KCPL shareholders, and that the directors of KCPL breached their fiduciary duties by adopting the Merger Agreement.

    On July 25 and 26, 1996, the District Court heard evidence and argument on the issues of the legality of the Merger Agreement and its adoption. On August 2, 1996, the District Court issued an order directed to the legality of the Merger Agreement. While the District Court ruled that each of the transactions contemplated by the Merger Agreement were legally valid and authorized under Missouri law, it held that because the result of the transactions would be a merger of KCPL and UtiliCorp, the Missouri statute requiring approval of a merger by two-thirds of the outstanding shares of the merging corporation's stock is applicable to the Merger Agreement. The District Court also noted that its holding did not in any way attempt to evaluate the merger proposals before the KCPL shareholders and that the value of either transaction was irrelevant to its interpretation of Missouri's laws.

    KCPL believes that the District Court's conclusion that Missouri law requires that the Merger be approved by two-thirds of KCPL's outstanding shares is erroneous, and continues to believe that the only KCPL shareholder vote required in connection with the Merger is the approval of the issuance of KCPL shares pursuant to the Merger Agreement (the "Share Issuance") by the affirmative vote of the holders of a majority of KCPL shares voting at a meeting at which a quorum is present, as required by the rules of the New York Stock Exchange. The District Court indicated at a hearing held on August 5, 1996 that it would consider entering an order that would permit immediate appeal of its August 2, 1996 ruling to the United States Court of Appeals for the Eighth Circuit (the "Court of Appeals"), after the Postponed Special Meeting is held. Assuming a majority of the KCPL shares voting at the Postponed Special Meeting approve the Share Issuance, KCPL intends to seek immediate leave of the District Court to pursue an immediate, expedited appeal to the Court of Appeals.

    There can be no assurance that an appeal will proceed or as to the timing or the outcome thereof. If, however, the District Court's August 2, 1996 order remains in effect, the Merger will not be deemed approved under Missouri law unless the holders of two-thirds of all KCPL shares outstanding vote in favor of the Share Issuance at the Postponed Special Meeting. If the Share Issuance is approved by the holders of two-thirds of all outstanding KCPL shares, such approval shall be deemed to constitute approval of the Merger under Missouri law. In that circumstance, KCPL would expect that it would not pursue an appeal.

    If a majority of the shares voting at the Postponed Special Meeting approve the Share Issuance and the District Court permits KCPL's appeal of the District Court's August 2, 1996 ruling to the Court of Appeals, there may be an extended period of time before the Court of Appeals renders a decision. In the event, however, that KCPL's position is upheld on appeal, the vote at the Postponed Special Meeting will be valid and binding and constitute effective shareholder approval of the Share Issuance. In such case, all KCPL shareholder action required in connection with the Merger will have been taken.

    The Joint Proxy Statement/Prospectus is modified as set forth herein.

                  YOUR VOTE IS IMPORTANT -- PLEASE VOTE TODAY

    To protect the value of your KCPL shares, we strongly urge you to vote "FOR" the KCPL/ UtiliCorp merger today by signing, dating and returning the enclosed WHITE proxy card in the accompanying postage-paid return envelope. A failure to approve the KCPL/UtiliCorp merger would deprive you of its many benefits, with no assurance that a transaction with Western Resources would ever occur. Even if you have sold your shares since the June 26, 1996 record date, as the holder of record you are still entitled to exercise your right to vote and we urge you to do so.

    Please note that although the enclosed WHITE proxy card continues to refer to the August 7, 1996 Special Meeting, as set forth above and on the accompanying Notice of Postponed Special Meeting of Shareholders, the Postponed Special Meeting will now be held at 10:00 a.m., local time, on August 16, 1996 at the Westin Crown Center Hotel, One Pershing Road, Kansas City, Missouri.

                                          By Order of the Board of Directors

                                          /s/ Jeanie Sell Latz
                                          Jeanie Sell Latz
                                          Secretary
Dated: August 6, 1996

                                       2